Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Closing of Offering of Common Stock and Exercise of Underwriters’ Option to Purchase Additional Shares
TULSA, OK - May 16, 2016 - Laredo Petroleum, Inc., a Delaware corporation (NYSE: LPI) (“Laredo” or the “Company”), announced today the closing of the underwritten public offering of 10,925,000 shares of its common stock, including all 1,425,000 shares of common stock that were subject to the underwriters’ option to purchase additional shares. The Company has used the net proceeds from the sale of the shares of common stock of approximately $120 million after underwriting commissions and expenses, to repay borrowings under its senior secured credit facility.
Credit Suisse Securities (USA) LLC, BMO Capital Markets Corp. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering.
This offering was made pursuant to an automatic effective shelf registration statement, including a base prospectus and a preliminary prospectus supplement related to the offering, previously filed by the Company with the Securities and Exchange Commission (“SEC”). Copies of the base prospectus and the preliminary prospectus supplement may be obtained by visiting the SEC website at www.sec.gov. Alternatively, copies of the base prospectus and the preliminary prospectus supplement may be obtained from Credit Suisse at: Credit Suisse Securities (USA) LLC, Prospectus Department at Eleven Madison Avenue, Level 1B, New York, New York 10010, by phone at (800) 221-1037 or by email at newyork.prospectus@credit-suisse.com, BMO Capital Markets Corp., Attention: BMO Prospectus Department, 3 Times Square, 25th Floor, New York, New York 10036, by phone at (800) 414-3627 or by email at BMOprospectus@bmo.com, or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, by phone at (800) 326-5897 or by email at cmclientsupport@wellsfargo.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale of these securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the related registration statement.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, and the transportation of oil and natural gas from such properties, primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

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Contact:
Ron Hagood: (918) 858-5504 - rhagood@laredopetro.com

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